Exhibit (a)(1)(J)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

MIDAS, INC.

at

$11.50 Net Per Share

by

GEARSHIFT MERGER CORP.,

a wholly owned subsidiary of

TBC CORPORATION

AS A PARTICIPANT IN THE MIDAS, INC. 401(k) PLAN, YOU MUST PROVIDE (AND NOT

WITHDRAW) YOUR INSTRUCTIONS REGARDING THE OFFER AS EXPLAINED BELOW

NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 19, 2012,

UNLESS THE OFFER IS EXTENDED.

April 6, 2012

Dear Plan Participant:

Gearshift Merger Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of TBC Corporation, a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (together with the associated preferred stock purchase rights, the “Shares”), of Midas, Inc., a Delaware corporation (“Midas”), at a price of $11.50 per Share to the sellers thereof in cash (the “Offer Price”), without interest thereon, and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”).

The enclosed tender offer materials and Letter of Instruction require your immediate attention. Our records reflect that, as a participant in the Midas, Inc. 401(k) Plan (the “401(k) Plan”), a number of the Shares are allocated to your account under the 401(k) Plan. You are being asked to provide direction on how to respond to the tender offer, as explained more fully below.

State Street Bank and Trust Company, the trustee of the 401(k) Plan (the “Trustee”) is the owner of record of the Shares credited to your account under the 401(k) Plan. As such, only the Trustee can tender the Shares held by the 401(k) Plan. However, pursuant to the terms of the 401(k) Plan, you have the right to direct the Trustee with respect to tendering the Shares allocated to your account (“Allocated Shares”).

You may tender all (100%) or a percentage of your Allocated Shares. If after reading the enclosed materials, you want to tender any of your Allocated Shares, you must complete the enclosed Letter of Instruction and return it to Computershare Trust Company, N.A., as agent (the “Agent”), c/o Voluntary Corporate Actions, PO Box 43011, Providence, Rhode Island 02940-3011, or by express or overnight delivery to the Agent at Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 250 Royall Street, Suite V, Canton, Massachusetts 02021. You may send your Election Form to the Agent via facsimile at (866)863-8381.

VOLUNTARY CORPORATE ACTION COY: MDS MIDAS, INC. 401(K)

The Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2012 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Midas, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will merge with and into Midas (the “Merger”), with Midas continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Parent, Purchaser, Midas or any of their respective direct or indirect wholly owned subsidiaries and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 of the Offer to Purchase) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase. The complete terms and conditions of the Offer are set forth in the Offer to Purchase, and you are urged to examine the Offer carefully before completing the Letter of Instruction provided with this letter.

Conditions of the Offer. The Offer is subject to various conditions as set forth in the Merger Agreement, including that there has been validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, when added to the number of Shares already owned by Parent and Purchaser and their respective subsidiaries and the number of Shares underlying the Options (as defined in the Offer to Purchase) that are available to be purchased by Parent immediately after the Acceptance Time (as defined in the Offer to Purchase) pursuant to the Tender and Support Agreement (the “Support Agreement”) with Alan Feldman, Midas’ Chairman, President and Chief Executive Officer, and the Alan D. Feldman Irrevocable 2010 Midas Grantor annuity Trust, represent a least a majority of the sum of (x) the issued and outstanding Shares as of the Expiration Date, plus (y) the aggregate number of Shares issuable to holders of outstanding Options (including, for the avoidance of doubt, the Shares underlying the Options that are available to be acquired by Parent immediately after the Acceptance Time pursuant to the Support Agreement), plus (z) the aggregate number of Shares issuable to holders of outstanding Warrants (as defined in the Offer to Purchase). The Offer is also subject to other conditions set forth in the Merger Agreement and described in the Offer to Purchase.

Expiration of the Offer. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of Tuesday, April 24, 2012 (the “Expiration Date”), unless the Offer is extended, in which case the term “Expiration Date” shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire), or earlier terminated. However, your Letter of Instruction must be received by the Agent no later than 5:00 P.M., New York City time, on Thursday, April 19, 2012 (unless the Offer is extended, in which case your Letter of Instruction must be received no later than the date that is three (3) business days before the Expiration Date) to allow ample time for the Agent to direct the Trustee in accordance with your instructions.

Tendering Shares Allocated to Your Account in the 401(k) Plan. Under the terms of the 401(k) Plan, you have the right to decide whether to tender all (100%) or a percentage of the Allocated Shares. If you choose to tender all (100%) or a percentage of your Allocated Shares, you must provide your instructions to the Agent. The Agent will then tabulate all participant directions received and direct the Trustee to tender the Shares held by the 401(k) Plan according to such participant directions. Because the Trustee is the owner of record of the Shares held by the 401(k) Plan, only it can tender such Shares. Providing your instructions through the Agent allows you to provide your directions to the Trustee on a confidential basis. The Letter of Transmittal accompanying the materials included with this Letter is furnished to you for your information only and cannot be used to tender your Allocated Shares. You must use the special Letter of Instruction for participants in the 401(k) Plan for your tender election to be valid.

VOLUNTARY CORPORATE ACTION COY: MDS MIDAS, INC. 401(K)

Confidentiality. Your decision whether or not to tender your Allocated Shares will be kept confidential and will not be provided to Midas or the Trustee. Your instructions will be delivered to the Agent, who will tabulate participant directions and provide them directly to the Trustee. The Agent will not make your individual direction available to Midas or the Trustee.

Procedure for Directing Trustee. Enclosed is a Letter of Instruction which should be completed and returned to the Agent. If you do not properly complete and return the Letter of Instruction by the deadline specified below, your Allocated Shares will be considered NOT TENDERED. If you do not specify the number of shares to be tendered but otherwise properly complete and return the Letter of Instruction, you will be deemed to have instructed the Trustee to tender all Shares allocated to your account under the 401(k) Plan). To properly complete your Letter of Instruction, specify the number of Shares allocated to your account under the 401(k) Plan that you wish to tender.

THE AGENT MUST RECEIVE YOUR LETTER OF INSTRUCTION BEFORE 5:00 P.M, NEW YORK CITY TIME, ON THURSDAY, APRIL 19, 2012 (UNLESS THE OFFER IS EXTENDED, IN WHICH CASE SUCH LETTER OF INSTRUCTION MUST BE RECEIVED NO LATER THAN THE DATE THAT IS THREE (3) BUSINESS DAYS BEFORE THE EXPIRATION DATE), TO PROVIDE THE AGENT WITH AMPLE TIME TO TABULATE THE INSTRUCTIONS RECEIVED AND TO DIRECT THE TRUSTEE WITH RESPECT TO SUCH INSTRUCTIONS. LETTERS OF INSTRUCTION RECEIVED AFTER THAT DATE WILL BE TREATED AS NOT RETURNED.

Withdrawal Rights. Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City time, on Thursday, April 19, 2012, unless the tender offer is extended. In order to make an effective withdrawal, you must submit a new Letter of Instruction which may be obtained by calling the D.F. King & Co., Inc., the information agent for the Offer at (800) 755-7250.

Upon receipt of a new, completed, and signed Letter of Instruction to the Agent by the deadline specified above, your previous direction will be deemed canceled and replaced by your new direction. To totally revoke a previous tender, submit a new Letter of Instruction with a “0” in the space available for specifying the number of shares you wish to tender. The last Letter of Instruction received by the Agent that is properly executed will be considered the controlling valid direction.

Investment of Proceeds. For any Shares in the 401(k) Plan that are tendered and purchased by the Purchaser, the Purchaser will pay cash to the 401(k) Plan. INDIVIDUAL PARTICIPANTS WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE 401(k) PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE 401(k) PLAN.

The Trustee will invest the sale proceeds received with respect to tendered Shares accepted by the tender offer attributable to your account in the 401(k) Plan as soon as administratively possible after receipt of the sale proceeds. It is anticipated that the processing of sale proceeds to participant accounts will be completed during the week following the week in which the Trustee receive the reconciled sale proceeds. Unfortunately, a specific date to finalize the tender transaction in participant accounts cannot be determined at this time.

Keeping Your Shares in the 401(k) Plan. If you do not wish to tender your Shares held in the 401(k) Plan, you do not need to take any action.

Tendering Shares NOT Held in the 401(k) Plan. If you desire to tender any Shares other than Shares allocated to your account under the 401(k) Plan, you must properly complete and duly execute a

VOLUNTARY CORPORATE ACTION COY: MDS MIDAS, INC. 401(K)

Letter of Transmittal for such Shares and deliver such Letter of Transmittal to the Depositary (as defined in the Offer). THE TRUSTEE CANNOT INCLUDE NON-401(k) PLAN SHARES IN ITS LETTER OF TRANSMITTAL.

Further Information. If you require additional information concerning the terms and conditions of the Offer or need help in completing the Letter of Instruction, please call D.F. King & Co., Inc., the information agent for the Offer, at (800) 755-7250.

Sincerely,

Diversified Investment Advisors

Administrator of the Midas, Inc. 401(k) Plan

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VOLUNTARY CORPORATE ACTION COY: MDS MIDAS, INC. 401(K)